Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration Statement No. 333-130219

Prospectus Supplement

Number 2

$10,000,000

Richardson Electronics, Ltd.

8% Convertible Senior Subordinated Notes due 2011

This prospectus supplement covers resales by holders of our 8% Convertible Senior Subordinated Notes due 2011 and shares of common stock into which the notes are convertible, as described in the prospectus dated April 23, 2007, which we refer to as the prospectus. This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

You should carefully consider the risk factors described beginning on page 13 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 21, 2007.

Recent Developments

On June 12, 2007, we filed the following current report on Form 8-K with the United States Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : June 6, 2007

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois	60147-0393
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 6, 2007, David J. DeNeve, the Company’s Senior Vice President and Chief Financial Officer, notified the Company of his intention to resign from his employment with the Company. Mr. DeNeve’s last day with the Company will be June 22, 2007.

Upon Mr. DeNeve’s resignation, Dan Fujii will become the Company’s Chief Financial Officer on an interim basis. Mr. Fujii, 33, has been Corporate Controller since joining the Company in May 2006. Prior to joining the Company, Mr. Fujii was with PricewaterhouseCoopers LLP from 1996 until May 2006 where his most recent position was Senior Manager, Assurance and Business Advisory Services.

Item 7.01	Regulation FD Disclosure

On June 12, 2007, the Company issued a press release announcing Mr. DeNeve’s resignation as Senior Vice President and Chief Financial Officer. A copy of this press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press Release regarding the resignation of Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.

Date: June 12, 2007	By:	/s/ David J. Gilmartin
	Name:	David J. Gilmartin
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	Press Release regarding the resignation of Chief Financial Officer

Exhibit 99.1

Corporate Headquarters
40W267 Keslinger Road
For Immediate Release	PO Box 393
For Details Contact:	LaFox, IL 60147-0393
Ed Richardson	USA
Chairman and Chief Executive Officer	Phone: (630) 208-2200
Richardson Electronics, Ltd.	Fax: (630) 208-2550
Phone: (630) 208-2340
E-mail: info@rell.com

Richardson Electronics, Ltd. Chief Financial Officer Resigns

LaFox, IL, Tuesday, June 12, 2007: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced the resignation of David DeNeve as Senior Vice President and Chief Financial Officer. Mr. DeNeve resigned to pursue other interests. Mr. DeNeve joined Richardson Electronics in June 2005, and his last day will be June 22, 2007. The Company has commenced a search for Mr. DeNeve’s successor.

Dan Fujii has been appointed Chief Financial Officer on an interim basis. Mr. Fujii has been Corporate Controller since joining Richardson Electronics in May 2006. Prior to joining Richardson Electronics, Mr. Fujii was Senior Manager, Assurance and Business Advisory Services, for PricewaterhouseCoopers LLP.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless & Power Conversion; Electron Device; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.